Exhibit 99

NEWS

The Sherwin-Williams Company ● 101 W. Prospect Avenue ● Cleveland, Ohio 44115 ● (216) 566-2000

The Sherwin-Williams Company Reports 2020 First Quarter Financial Results

•	Consolidated net sales increased 2.6% in the quarter to $4.15 billion

•	Net sales from stores in U.S. and Canada open more than twelve calendar months increased 7.4% in the quarter

•	Diluted net income per share increased to $3.46 per share in the quarter compared to $2.62 per share in the first quarter 2019

•

Excluding the impact of acquisition-related amortization expense, diluted net income per share increased to $4.08 per share in the quarter versus $3.60 per share in the first quarter 2019, excluding the impact of acquisition-related costs and the pension plan settlement expense

•	Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) increased 8.3% in the quarter to $623.1 million, or 15.0% of sales

•

Revising FY20 diluted net income per share guidance to a range of $16.46 to $18.46 per share, including acquisition-related amortization expense of $2.54 per share, due to COVID-19 pandemic. Prior FY20 guidance was $19.91 to $20.71 per share, including acquisition-related costs of $2.79 per share

CLEVELAND, April 29, 2020 - The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the first quarter ended March 31, 2020. Compared to the same period in 2019, consolidated net sales increased $105.8 million, or 2.6%, to $4.15 billion in three months. The increase in the quarter was due primarily to higher architectural paint sales volume in North American stores and increased sales in the packaging and coil divisions within our Performance Coatings Group across all regions, partially offset by impacts of COVID-19, continued demand softness in some end markets outside the U.S. and unfavorable currency translation rate changes. The estimated impact from COVID-19 on consolidated net sales during the quarter was approximately 1.5%. Currency translation rate changes decreased consolidated net sales by 1.4% in the first quarter. Diluted net income per share increased to $3.46 per share in the first quarter compared to $2.62 per share in the same period in 2019. First quarter 2020 included charges for acquisition-related amortization of $.62 per share. Currency translation rate changes decreased diluted net income per common share in the first quarter 2020 by $.05 per share. First quarter 2019 included charges of $.63 per share for acquisition-related amortization expense, $.08 per share for integration costs and $.27 per share for pension settlement expense.

Net sales in The Americas Group increased 7.0% to $2.31 billion in the quarter due primarily to higher architectural paint sales across all end markets in North American stores, partially offset by unfavorable currency translation rate changes. Currency translation rate changes decreased Group net sales by 1.1% in the first quarter. Net sales from stores in the U.S. and Canada open for more than twelve calendar months increased 7.4% in the quarter over last year’s first quarter. Segment profit increased $57.2 million to $388.3 million in the quarter due primarily to higher paint sales volume. Segment profit as a percent of net sales in the quarter increased to 16.8% compared to 15.4% in the first quarter last year.

Net sales of the Consumer Brands Group decreased 4.9% to $622.3 million in the quarter. The decrease in the quarter was due primarily to softer sales in Asia Pacific, partially due to impacts of COVID-19, and the planned exit of the ACE business, partially offset by higher volume sales through most of the Group’s retail customers in North America and Europe. In the first quarter, segment profit decreased to $83.5 million from $87.9 million in the first quarter last year primarily due to lower sales, partially offset by moderating raw material costs, good cost control and flow-through in Europe. Segment profit as a percent of net external sales in the quarter was 13.4%, or flat compared to the first quarter last year. Acquisition-related amortization expense reduced segment profit as a percent of net external sales by 360 basis points in the first quarter 2020 compared to 350 basis points in the first quarter 2019.

The Performance Coatings Group’s net sales decreased 1.1% to $1.22 billion in the quarter. The decrease in the quarter was due primarily to softer end market demand in some businesses in Asia Pacific and Europe, partially due to impacts of COVID-19, and unfavorable currency translation rate changes, partially offset by increased sales in the packaging and coil divisions within our Performance Coatings Group across all regions. Currency translation rate changes decreased Group net sales by 2.2% in the quarter. Segment profit increased in the first quarter to $113.7 million from $98.7 million in the first quarter last year due primarily to moderating raw material costs and good cost control, partially offset by the impact of lower sales. Segment profit as a percent of net external sales increased in the first quarter to 9.3% from 8.0% in the first quarter last year. Acquisition-related amortization expense reduced segment profit as a percent of net external sales by 440 basis points in both the first quarter 2020 and 2019.

We have a strong liquidity position as of March 31, 2020, with $238.5 million in cash and $2.51 billion of unused capacity under our revolving credit facilities. Our leverage ratio improved to 3.1x total debt to adjusted EBITDA in the first quarter of 2020 compared to 3.5x in the first quarter of 2019. The Company purchased 1,700,000 shares of its common stock in the first quarter, and at March 31, 2020, had remaining authorization to purchase 6.75 million shares of its common stock through open market purchases. On April 22, 2020, the Company’s Board of Directors approved a dividend of $1.34 per share, an increase of 18.6% over the $1.13 per share dividend paid in the first quarter 2019.

Commenting on the results, John G. Morikis, Chairman and Chief Executive Officer, said, “My deepest thanks goes to the entire Sherwin-Williams team for their focus on the health and well-being of our employees, our customers, our communities and our Company as we manage through the ongoing COVID-19 pandemic. We delivered outstanding results in the first quarter driven by strong architectural paint demand to start the year, and minimal impacts from the pandemic in our North American stores business until late in the quarter. Sales grew year-over-year in line with our guidance, gross margin expanded 260 basis points to 45.6% and adjusted earnings per share increased 13.3% to $4.08 per share. Adjusted EBITDA grew 8.3% to $623.1 million, or 15.0% of sales compared to 14.2% of sales in the first quarter last year, and we continued to return cash to shareholders as we repurchased 1.7 million shares of our common stock in the first quarter.

“In The Americas Group, same store sales growth was 7.4% in the quarter, with strong demand in all architectural end markets through mid-March, and segment margin improved by 140 basis points. In the Consumer Brands Group, higher volume sales through most of the Group’s North American retail customers was more than offset by our planned exit of business at ACE and softness in some international end markets. In the Performance Coatings Group, moderating raw material costs and good cost control drove margin expansion despite industrial demand that remained highly variable by end market and geography.

“We anticipate that the rapid deterioration of the U.S. and global economies experienced late in the first quarter due to the COVID-19 pandemic will most likely continue through the second quarter. We see no immediate, meaningful improvement ahead in most end markets we serve, and we are unable to predict when any noticeable improvement will occur. Given the trends and indicators we see at this time, we anticipate second quarter 2020 consolidated net sales will decrease by a low-to-mid-teens percentage versus the second quarter of 2019.

“For the full year 2020, we are revising our sales guidance to reflect uncertainties in the timing and pace of improvement in the U.S. and global operating environment. If economic conditions begin returning to normal in the third quarter 2020 and continue improving through the fourth quarter 2020, we anticipate full year consolidated net sales to be flat to down a low single digit percentage. If economic conditions do not materially improve until the first quarter 2021, we anticipate full year 2020 consolidated net sales to decrease by a mid-to-high single digit percentage. This is compared to our previous full year 2020 sales guidance of an increase of 2% to 4%. Considering our revised range of potential sales, we are revising our diluted net income per share guidance for 2020 to be in the range of $16.46 to $18.46 per share compared to our previous guidance of $19.91 to $20.71 per share and compared to $16.49 per share earned in 2019. Full year 2020 earnings per share includes acquisition-related amortization expense of approximately $2.54 per share, respectively. Full year 2019 earnings per share includes acquisition-related costs of $3.21 per share and other adjustments of $1.42 per share.”

Conference call information

The Company will conduct a conference call to discuss its financial results for the first quarter, and its outlook for the second quarter and full year 2020, at 11:00 a.m. EDT on Wednesday, April 29, 2020. The conference call will be webcast simultaneously in the listen only mode by Issuer Direct. To listen to the webcast on the Sherwin-Williams website, www.sherwin.com, click on About Us, choose Investor Relations, then select Press Releases and click on the webcast icon following the reference to the April 29th release. The webcast will also be available at Issuer Direct’s Investor Calendar website, www.investorcalendar.com. An archived replay of the live webcast will be available at www.sherwin.com beginning approximately two hours after the call ends and will be available until May 13, 2020 at 5:00 p.m. EDT.

About The Sherwin-Williams Company

Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of paint, coatings and related products to professional, industrial, commercial, and retail customers primarily in North and South America with additional operations in the Caribbean region, Europe, Asia and Australia. Sherwin-Williams manufactures products under well-known brands such as Sherwin-Williams®, Valspar®, HGTV HOME® by Sherwin-Williams, Dutch Boy®, Krylon®, Minwax®, Thompson’s® Water Seal®, Cabot® and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 4,900 company-operated stores and facilities, while the company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Performance Coatings Group supplies a broad range of highly-engineered solutions for the construction, industrial, packaging and transportation markets in more than 120 countries around the world. Sherwin-Williams shares are traded on the New York Stock Exchange (symbol: SHW). For more information, visit www.sherwin.com.

Cautionary Statement Regarding Forward-Looking Information

This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “could,” “plan,” “goal,” “potential,” “seek,” “intend” or “anticipate” or the negative thereof or comparable terminology. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business and economic conditions; the Company’s ability to successfully integrate past and future acquisitions into its existing operations, as well as the performance of the businesses acquired; strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; adverse weather conditions or impacts of climate change, natural disasters and public health crises, including the COVID-19 pandemic; the duration, severity and scope of the COVID-19 pandemic and the actions implemented by international, federal, state and local public health and governmental authorities to contain and combat the outbreak and spread of COVID-19, which may exacerbate one or more of the aforementioned and/or other risks, uncertainties and factors more fully described in the Company’s reports filed with the Securities and Exchange Commission (SEC); and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the SEC. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Relations Contacts:

Jim Jaye

Senior Vice President, Investor Relations & Corporate Communications

Direct: 216.515.8682

james.r.jaye@sherwin.com

Eric Swanson

Vice President, Investor Relations

Direct: 216.566.2766

eric.r.swanson@sherwin.com

Media Contact:

Julie Young

Vice President, Global Corporate Communications

Direct: 216.515.8849

corporatemedia@sherwin.com

Regulation G Reconciliation

Management of the Company believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of diluted net income per share excluding certain Valspar acquisition-related costs and other adjustments. This adjusted earnings per share measurement is not in accordance with U.S. generally accepted accounting principles (GAAP). It should not be considered a substitute for earnings per share computed in accordance with U.S. GAAP and may not be comparable to similarly titled measures reported by other companies. The following tables reconcile diluted net income per share computed in accordance with U.S. GAAP to adjusted diluted net income per share.

				Year Ended
	Three Months Ended			December 31, 2020
	March 31, 2020			(after-tax guidance)
	Pre-Tax	Tax Effect (1)	After-Tax	Low	High
Diluted net income per share			$3.46	$16.46	$18.46
Acquisition-related amortization expense (2)	$.81	$.19	.62	2.54	2.54

Adjusted diluted net income per share			$4.08	$19.00	$21.00

	Three Months Ended			Year Ended
	March 31, 2019			December 31, 2019
	Pre-Tax	Tax Effect (1)	After-Tax	Pre-Tax	Tax Effect (1)	After-Tax
Diluted net income per share			$2.62			$16.49

Trademark impairment				$1.31	$.31	1.00
Brazil indirect tax credit				(.54)	(.18)	(.36)
California litigation expense provision reduction				(.37)	(.09)	(.28)
Tax credit investment loss					(.79)	.79
Pension plan settlement expense	$.35	$.08	.27	.35	.08	.27

Total other adjustments	.35	.08	.27	.75	(.67)	1.42

Integration costs (3)	.10	.02	.08	.88	.19	.69
Acquisition-related amortization expense (2)	.82	.19	.63	3.29	.77	2.52

Total acquisition-related costs	$.92	$.21	.71	$4.17	$.96	3.21
Adjusted diluted net income per share			$3.60			$21.12

(1)	The tax effect is calculated based on the statutory rate and the nature of the item, unless otherwise noted.
(2)	Acquisition-related amortization expense consists primarily of the amortization of intangible assets related to the Valspar acquisition and is included in Amortization.
(3)

Integration costs consist primarily of professional service expenses, salaries and other employee-related expenses dedicated directly to the integration effort, and severance expense. These costs are included in Selling, general and administrative and other expenses and Cost of goods sold.

Management of the Company believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of earnings before interest, taxes, depreciation and amortization (EBITDA) excluding the Valspar acquisition and other adjustments. This measurement is not in accordance with U.S. GAAP. It should not be considered a substitute for net income or net operating cash. The following table reconciles net income computed in accordance with U.S. GAAP to EBITDA excluding the impact from the Valspar acquisition and other adjustments.

(millions of dollars)
	Three Months	Three Months
	Ended	Ended
	March 31, 2020	March 31, 2019	$ Change	% Change
Net income	$321.7	$245.2	$76.5	31.2%
Interest expense	86.2	91.0	(4.8)	(5.3)%
Income taxes	70.6	53.7	16.9	31.5%
Depreciation	66.5	64.7	1.8	2.8%
Amortization	78.1	78.8	(0.7)	(0.9)%

EBITDA	623.1	533.4	89.7	16.8%
Pension plan settlement expense		32.4	(32.4)	(100.0)%
Integration costs		9.3	(9.3)	(100.0)%

Adjusted EBITDA	$623.1	$575.1	$48.0	8.3%

The Sherwin-Williams Company and Subsidiaries

Statements of Consolidated Income (Unaudited)

(millions of dollars, except per share data)

	Three Months Ended March 31,
	2020	2019
Net sales	$4,146.7	$4,040.9
Cost of goods sold	2,257.0	2,305.8
Gross profit	1,889.7	1,735.1
Percent to net sales	45.6%	42.9%
Selling, general and administrative expenses	1,307.6	1,244.0
Percent to net sales	31.5%	30.8%
Other general expense (income) - net	3.7	(0.5)
Amortization	78.1	78.8
Interest expense	86.2	91.0
Interest and net investment income	(0.6)	(0.4)
Other expense - net	22.4	23.3

Income before income taxes	392.3	298.9
Income taxes	70.6	53.7

Net income	$321.7	$245.2

Net income per common share:
Basic	$3.53	$2.67
Diluted	$3.46	$2.62

Weighted average shares outstanding:
Basic	91,075,973	91,952,828
Diluted	92,859,944	93,668,728

The Sherwin-Williams Company and Subsidiaries

Business Segments (Unaudited)

(millions of dollars)

	2020		2019
	Net	Segment	Net	Segment
	External	Profit	External	Profit
	Sales	(Loss)	Sales	(Loss)
Three Months Ended March 31:
The Americas Group	$2,305.5	$388.3	$2,154.9	$331.1
Consumer Brands Group	622.3	83.5	654.5	87.9
Performance Coatings Group	1,217.6	113.7	1,230.8	98.7
Administrative	1.3	(193.2)	0.7	(218.8)

Consolidated totals	$4,146.7	$392.3	$4,040.9	$298.9

The Sherwin-Williams Company and Subsidiaries

Consolidated Financial Position (Unaudited)

(millions of dollars)

	March 31,
	2020	2019
Cash	$238.5	$94.4
Accounts receivable	2,291.5	2,339.6
Inventories	1,954.8	1,993.4
Other current assets	443.2	387.8
Short-term borrowings	(1,051.5)	(824.8)
Current portion of long-term debt	(429.5)	(303.9)
Current portion of operating lease liabilities	(371.1)	(356.5)
Accounts payable	(1,958.4)	(1,894.0)
Other current liabilities	(1,409.7)	(1,621.4)

Working capital	(292.2)	(185.4)
Net property, plant and equipment	1,829.5	1,763.0
Goodwill and intangibles	11,544.1	12,083.5
Operating lease right-of-use assets	1,683.4	1,663.4
Other non-current assets	585.3	636.5
Long-term debt	(8,289.2)	(8,702.6)
Postretirement benefits other than pensions	(262.8)	(258.7)
Deferred income taxes	(949.5)	(1,128.8)
Long-term operating lease liabilities	(1,373.7)	(1,371.4)
Other long-term liabilities	(1,185.8)	(1,039.4)

Shareholders’ equity	$3,289.1	$3,460.1

The Sherwin-Williams Company and Subsidiaries

Selected Information (Unaudited)

(millions of dollars, except store count data)

	Three Months Ended
	2020	2019
Depreciation	$66.5	$64.7
Capital expenditures	106.6	51.4
Cash dividends	122.9	104.8
Amortization of intangibles	78.1	78.8

Significant components of Other general expense (income) - net:
Provision for environmental related matters - net	$2.2	$0.6
Loss (gain) on sale or disposition of assets	1.5	(1.1)

Significant components of Other expense - net:
Domestic pension plan settlement expense		$32.4
Loss on extinguishment of debt	$21.3
Investment and royalty expense (income)	2.3	(4.8)
Net expense from banking activities	2.8	2.7
Foreign currency transaction related losses (gains)	3.9	(2.1)
Other (1)	(7.9)	(4.9)

Intersegment transfers:
Consumer Brands Group	$870.5	$792.8
Performance Coatings Group	32.0	28.5
The Americas Group
Administrative	3.9	3.2

Store Count Data:
The Americas Group - net new stores	2	15
The Americas Group - total stores	4,760	4,711
Performance Coatings Group - net new branches		(1)
Performance Coatings Group - total branches	281	281

(1)	Consists of items of revenue, gains, expenses and losses unrelated to the primary business purpose of the Company. No items are individually significant.